Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Lisa M. Wilson
President and Chief Operating Officer	In-Site Communications
Tel: (216) 431-9900	Tel: (917) 543-9932
bjlehmann@athersys.com	lwilson@insitecony.com
ATHERSYS REPORTS 2008 THIRD QUARTER RESULTS

Cleveland, OHIO, (November 10, 2008) – Athersys, Inc. (NASDAQ: ATHX) today announced its results for the quarter ended September 30, 2008 and provided an update on key clinical development programs, including ATHX-105 and MultiStem.

In the third quarter, the Company filed an Investigational New Drug (IND) application for a Phase II clinical trial of ATHX-105. The FDA provided comments and requests for additional information and placed the study on partial clinical hold. In response to the FDA’s letter, the Company has assembled relevant information, conducted certain non-clinical studies requested by the FDA, and submitted this information and the preliminary data from these studies to the FDA for its review and discussion prior to the submission by the Company of a formal response.

“We recently met with the FDA and intend to submit our formal response in the next few weeks,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “However, based on our recent meeting and the issues now being discussed, we believe that the continued development of ATHX-105 may be challenging and could make it difficult or impractical to complete an attractive development and commercialization partnership. We are working in coordination with the FDA and outside experts to further evaluate recently obtained information and will conduct some additional analysis. We hope to get FDA feedback by year-end, and based on that feedback and our assessment of available information, we will make a determination and may decide to amend, delay, suspend, or terminate the further development of this program.”

“We are making steady progress in the further development of MultiStem®, our proprietary non-embryonic stem cell product,” continued Dr. Van Bokkelen. “We recently announced the initial patient dosing in our Phase I acute myocardial infarction (AMI) trial and have since dosed multiple patients. Data presented at the recent Transvascular Cardiovascular Therapeutics conference described the safe delivery of MultiStem in the first patient, enrolled at the Cleveland Clinic, and demonstrated that the treatment was well-tolerated. In October, we also dosed our first patient in our Phase I graft versus host disease (GvHD) trial for the treatment of leukemia patients receiving bone marrow transplants. These studies will be important in demonstrating the safety and broad potential of MultiStem to treat multiple diseases and conditions.”

Third Quarter Highlights and Recent Events Include:
•	Revenues of $1.3 million and a net loss of $4.5 million were recorded for the quarter ended September 30, 2008;
•	Filed Investigational New Drug (IND) application for Phase II clinical trial of ATHX-105, and received FDA comments and request for additional information, placing the study on partial clinical hold;
•	Completed additional Phase I studies for ATHX-105 that provided further safety and tolerability data and indicated good regional absorption of the drug in the gastrointestinal tract;
•	Submitted data and information preliminarily to FDA for initial feedback, discussed open issues with the FDA and plan to submit formal response to FDA;
•	Announced successful initial patient dosing of MultiStem in Phase I AMI trial;
•	Initiated patient dosing of MultiStem in Phase I trial for GvHD;
•	Selected by Frost & Sullivan to receive the 2008 North American Product Innovation of the Year Award for MultiStem; and
•	Favorable capital position of $34.7 million in cash, cash equivalents and available-for-sale securities.

Third Quarter Results
Revenues for the three months ended September 30, 2008 increased to $1.3 million from $0.9 million for the comparable period in 2007 due principally to an increase in license fee revenues during the third quarter of 2008. Net loss for the three months ended September 30, 2008 increased to $4.5 million from $4.4 million for the comparable period in 2007 due principally to an increase of $0.4 million in revenues, offset by an increase of $0.6 million in clinical and preclinical development costs, a decrease of $0.9 million in general and administrative costs, and a decrease of $0.8 million in net interest income and other income during the third quarter of 2008.
As of September 30, 2008, cash, cash equivalents and available-for-sale securities totaled $34.7 million.
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Standard Time) to review the results. Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.
A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Standard Time) on November 24th, 2008 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 68456292.
About Athersys, Inc.
Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. In addition to its lead product candidate, ATHX-105, the Company is developing other orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders. Athersys is also developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation/oncology support, ischemic stroke and other indications.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to successfully initiate or complete clinical trials for our product candidates; the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to enter into licensing or co-development arrangements for certain product candidates; our possible inability to execute our strategy due to changes in our industry or the economy generally; our ability to obtain capital in difficult market conditions; changes in financial stability of our collaborators and the ability of those collaborators to meet their funding obligations; our ability to successfully address all of the issues raised by the FDA sufficiently to remove the partial clinical hold, including the ability to provide any additional information and/or studies that may be requested by the FDA; changes in productivity and reliability of suppliers; the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$34,716	$49,575
Other current assets	2,742	1,718
Equipment, net	715	387
Other long-term assets	504	545

Total assets	$38,677	$52,225

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,026	$2,810
Debt, current and long-term	—	1,784
Total stockholders’ equity	35,651	47,631

Total liabilities and stockholders’ equity	$38,677	$52,225

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2007 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
License fees	$885	$500	$1,728	$1,123
Grant revenue	393	360	1,118	1,339

Total revenues	1,278	860	2,846	2,462

Costs and expenses
Research and development	4,730	4,215	12,782	11,569
General and administrative	1,246	2,113	4,108	6,218
Depreciation	49	71	158	226

Total costs and expenses	6,025	6,399	17,048	18,013

Loss from operations	(4,747)	(5,539)	(14,202)	(15,551)
Other income	22	500	42	2,000
Interest income	232	724	974	946
Interest expense	—	(124)	(93)	(1,167)
Accretion of premium on convertible debt	—	—	—	(456)

Net loss	$(4,493)	$(4,439)	$(13,279)	$(14,228)

Preferred stock dividends	$—	$—	$—	$(659)

Deemed dividend resulting from induced conversion of convertible preferred stock	$—	$—	$—	$(4,800)

Net loss attributable to common stockholders	$(4,493)	$(4,439)	$(13,279)	$(19,687)

Basic and diluted net loss per common share attributable to common stockholders	$(0.24)	$(0.23)	$(0.70)	$(2.44)
Weighted average shares outstanding, basic and diluted	18,927,988	18,927,988	18,927,988	8,075,763
See accompanying notes to unaudited condensed consolidated financial statements.